SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT




             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


                Date of Report:  February 21, 1995



                PACIFIC GAS AND ELECTRIC COMPANY
     (Exact name of registrant as specified in its charter)



California                    1-2348              94-0742640
- ----------------------------------------------------------------
(State or other juris-      (Commission      (IRS Employer
diction of incorporation)   File Number)   Identification Number)

77 Beale Street, P.O.Box 770000, San Francisco, California 94177
       (Address of principal executive offices) (Zip Code)





Registrant's telephone number, including area code:(415) 973-7000







Item 5.  Other Events

A.    California Public Utilities Commission Proceedings -
      Experimental Procurement Service for Customer-Identified
      Electric Supply

On February 17, 1995, the Company requested California Public Utilities Commission (CPUC) approval to implement a statewide three-year experimental program under which California utilities would offer industrial customers and other large energy users the option to receive electricity from competitive suppliers, starting as early as January 1, 1996. The Company's proposed program would include the following key features:

- -     A group of large electricity users would be permitted to
enter into individually negotiated "buy/sell" agreements with alternative suppliers of electricity. This "buy/sell" proposal would be modeled to a large extent after the "customer identified gas" program implemented by the CPUC in 1991 as part of its restructuring of the natural gas industry. The utility would purchase electricity on behalf of each participating customer. The electricity would be purchased from any supplier chosen by the customer, at a price previously negotiated by the customer. The utility then would resell the electricity to the customer at the customer's negotiated price, as part of a bundled retail sale to that customer. For customers who elect to purchase energy from alternative sources located outside the Company's service territory, the Company will agree to use a portion of its transmission capacity (up to 50 megawatts) at the California/Oregon border to accommodate purchases on behalf of customers whose suppliers deliver at that point. The Company will accept and buy power delivered to its other points of interconnection, and amounts in excess of 50 megawatts at the California/Oregon border interconnection, only if transmission capacity is available.

- -     The number of the Company's customers eligible to
participate in the experiment would increase each year. The experimental program initially would apply in 1996 to customers with annual average demand above 7,500 kilowatts (Kw) (approximately 30 customers). In 1997 customers with annual average demand above 4,000 kW (approximately 50 additional customers) would be eligible for the program, joined in 1998 by customers with annual average demand above 2,000 kW (approximately 110 additional customers).

- -     Utilities would be permitted to negotiate agreements with
customers to compete with alternative suppliers of electricity. Lower revenues to the utility resulting from such individually negotiated contracts would not be offset through rate increases to other customers, putting shareholders at risk for any loss of revenue resulting from the experimental program. The Company estimates that if, upon full implementation of the experiment, all eligible customers who might find it economic participated in the buy/sell program and were able to use alternative suppliers to meet their entire load requirements, the maximum annual revenues that could be lost to the Company, net of generation costs saved as a result of customers' participation in the buy/sell program, is approximately $21 million.

- -     Customers participating in the "buy/sell" experiment would receive a predetermined credit on their utility bills which is based on prices paid to Qualifying Facilities for energy and capacity. This credit is used as a proxy for the market price of electricity. Added to participating customers' bills would be the cost of power they negotiated with an alternative supplier.

- -     The participating customers' prices would remain fully
"bundled," a full package of services at one price. This would mean that issues such as unbundling, recovery of transition costs, funding of social and environmental programs and resolution of state and federal jurisdictional matters would not have to be resolved prior to commencement of the experimental program.

- -     At the conclusion of the three-year experimental program,
the information gained could be used by public policy makers to evaluate the benefits of customer choice.

As previously disclosed, in April 1994 the CPUC issued an order instituting a rulemaking and investigation on policies governing restructuring California's electric services industry and reforming regulation. The CPUC has held five full panel hearings, 16 public participation hearings and received several rounds of comments from more than 140 individuals and organizations. The CPUC has indicated it intends to issue a proposed policy decision on industry restructuring on March 22, 1995.

                              SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              PACIFIC GAS AND ELECTRIC COMPANY



                                   GORDON R. SMITH
                              By __________________________
                                   GORDON R. SMITH
                                   Vice President and Chief
                                   Financial Officer





Dated:  February 21, 1995